CARRAMERICA REALTY, L.P.
                         1700 Pennsylvania Avenue, N.W.
                              Washington, DC 20006
                                 (202) 624-7500



                                 August 12, 1997



BY EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  CarrAmerica Realty, L.P.
               Withdrawal of Registration Statement on Form 10
               (File No. 0-22741)

Dear Sirs:

          CarrAmerica Realty, L.P. (the "Company") hereby withdraws its Registration Statement on Form 10 filed on June 16, 1997. The Company currently intends to refile its Registration Statement on Form 10 in the near future.


                                   Sincerely,

                                   CARRAMERICA REALTY, L.P.

                                   By:  Carr America Realty GP Holdings, Inc.,
                                        General Partner

                                        By:  /s/  Brian K. Fields
                                             --------------------
                                             Brian K. Fields
                                             Chief Financial Officer

cc:  Robert T. Plesnarski, Esq.
       Securities and Exchange
       Commission